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                                                                     EXHIBIT 8.1



                                  July __, 1997




LSB Bancshares, Inc.
One LSB Plaza
Lexington, NC  27292

Old North State Bank
647 South Main Street
King, Carolina 27021


                         MERGER OF OLD NORTH STATE BANK
                       WITH AND INTO LEXINGTON STATE BANK
                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Gentlemen:

         We have acted as counsel to Old North State Bank ("Old North") in connection with the proposed merger (the "Merger") of Old North with and into Lexington State Bank ("LSB Bank"), the wholly owned subsidiary of LSB Bancshares, Inc. ("LSB"). Upon the consummation of the Merger, each outstanding share of Old North common stock (except shares held by dissenting shareholders) is to be converted into .948 shares of LSB common stock. Any Old North shareholder exercising dissenter's rights will have the right to receive cash for his shares of Old North common stock, as applicable. Old North and LSB Bank have no stock outstanding other than common stock. Old North will not issue any stock to LSB in the Merger.

         You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion we have reviewed the Agreement and Plan of Reorganization and Merger dated March 14, 1997, between Old North, LSB and LSB Bank (the "Reorganization Agreement"), the proposed Plan of Merger (the "Plan of Merger"), and such other documents as we have considered necessary. In addition, we have assumed, with your consent, that all documents submitted to us as photocopies accurately reproduce the originals thereof, that such originals are authentic, and that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.



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LSB Bancshares, Inc.
Old North State Bank
July __, 1997
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         You have advised us that the proposed transactions described in the
Reorganization Agreement and Plan of Merger will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the relevant market area.

         With your consent, we have also assumed that the following statements are true on the day hereof and will be true on the date on which the Merger is consummated:

         1. The fair market value of the LSB common stock received by an Old North shareholder in exchange for Old North common stock will be approximately equal to the fair market value of the Old North common stock surrendered in the exchange.

         2. None of the compensation received by any shareholder-employee of Old North will be separate consideration for, or allocable to, any shares of Old North common stock; none of the shares of LSB common stock received by any shareholder-employee of Old North in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         3. No share of Old North or LSB common stock, or other security of either party, has been or will be redeemed in anticipation of the Merger, and neither Old North nor LSB has made or will make any distribution with respect to its stock in anticipation of the Merger.

         4. LSB has no plan or intention to reacquire any of its stock issued in the Merger or to make any extraordinary distribution with respect to such stock.

         5. Following the Merger, LSB Bank will continue the historic business of Old North and use a significant portion of the historic business assets of Old North in a business.

         6. The liabilities of Old North that will be assumed by LSB Bank and the liabilities, if any, to which the transferred assets of Old North are subject were incurred by Old North in the ordinary course of business.

         7. There is no intercorporate indebtedness existing between LSB or LSB Bank, on the one hand, and Old North, on the other, that was issued or acquired or will be settled at a discount.

         8. Neither LSB nor LSB Bank (a) has transferred, nor will it transfer, cash or other property to Old North or any subsidiary of Old North for less than fair market value consideration


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LSB Bancshares, Inc.
Old North State Bank
July __, 1997
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in anticipation of the Merger and (b) has made, nor will it make, any loan to
Old North or any subsidiary of Old North in anticipation of the Merger.

         9. LSB Bank has no plan or intention to sell or otherwise dispose of any of the assets of Old North acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

         10. No outstanding Old North common stock acquired in connection with the performance of services was or will have been acquired within six months before the effective date of the Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934, other than pursuant to an option granted more than six months before the effective date of the Merger.

         11. There is no plan or intention by any of the shareholders of Old North to sell, exchange, or otherwise dispose of a number of shares of LSB common stock that they will receive in the Merger that will reduce on the part of the Old North shareholders such shareholders' ownership of LSB common stock to a number of shares having an aggregate value as of the date of the Merger of less than 50% of the aggregate value of all of the stock of Old North outstanding immediately prior to the Merger. For purposes of this representation, shares of Old North common stock that are disposed of or exchanged for cash in lieu of fractional shares of LSB common stock will be treated as outstanding Old North common stock immediately prior to the Merger. Moreover, shares of Old North common stock and shares of LSB common stock held by Old North shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transactions will be considered outstanding immediately prior to the Merger in making this representation.

         12. LSB Bank will acquire assets representing at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Old North immediately prior to the Merger. For this purpose, all redemptions and distributions made by Old North immediately preceding the Merger, and all amounts paid out of the assets of Old North as reorganization expenses, will be considered as assets held by Old North immediately prior to the Merger. In addition, assets disposed of in contemplation of the Merger will be considered as assets held by Old North immediately prior to the Merger.

         13. The fair market value and adjusted basis of the assets to be transferred from Old North to LSB Bank as a result of the Merger will equal or exceed the sum of the liabilities of Old North to be assumed by LSB Bank plus the amount of liabilities to which the assets to be transferred are subject.



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LSB Bancshares, Inc.
Old North State Bank
July __, 1997
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         14. The payment of cash to Old North shareholders in lieu of fractional shares of LSB common stock to be issued in connection with the Merger will not be separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to Old North shareholders in lieu of fractional shares of LSB common stock will represent less than 1% of the total consideration issued in the Merger.

         15. Neither LSB nor LSB Bank owns, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any stock of Old North.

         16. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

         17. Prior to the Merger, LSB will be in control of LSB Bank with the meaning of Section 368(c) of the Code.

         18. Following the Merger, LSB Bank will not issue additional shares of its stock that would result in LSB losing control of LSB Bank within the meaning of Section 368(c).

         19. LSB has no plan or intention to liquidate LSB Bank; to merge LSB Bank with and into another corporation; to sell or otherwise dispose of the stock of LSB Bank; or to cause LSB Bank to sell or otherwise dispose of any of the assets of ONSB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

         On the basis of the foregoing, and assuming that the Merger will be consummated in accordance with the Reorganization Agreement and Plan of Merger, we are of the opinion that (under existing law) for federal income tax purposes:

         1. The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         2. Old North will not recognize gain or loss in the Merger (a) on the transfer of its assets to LSB Bank in exchange for LSB common stock and the assumption of Old North's liabilities or (b) on the constructive distribution of LSB common stock to Old North shareholders.

         3. LSB Bank will not recognize gain or loss in the Merger on its acquisition of Old North's assets in exchange for LSB common stock and the assumption of Old North's liabilities by LSB Bank.



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LSB Bancshares, Inc.
Old North State Bank
July __, 1997
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         4. An Old North shareholder will not recognize gain or loss on the exchange of his shares of Old North common stock for shares of LSB common stock in the Merger.

         5. The basis of shares of LSB common stock received by an Old North shareholder in the Merger will be the same as the basis of the shares of Old North common stock exchanged therefor.

         6. The holding period for the shares of LSB common stock received by an Old North shareholder in the Merger will include the holding period for the shares of Old North common stock exchanged therefor, if such shares of Old North common stock are held as a capital asset on the effective date of the Merger.

         7. Shareholders of Old North who perfect their dissenters' rights in accordance with Section 13 of the North Carolina Business Corporation Act shall recognize gain or loss upon receipt of fair value for their Old North common stock.

         8. The payment of cash to Old North shareholders in lieu of fractional shares of LSB common stock issued as part of the Merger will be treated for federal income tax purposes as if the fractional shares were distributed as part of the Merger and then were redeemed by LSB. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a). If the redemption meets one of the four tests set forth in Section 302, any gain or loss recognized will be a capital gain or loss. If none of the four tests provided in Section 302 is met, the redemption will be treated as payment of a dividend.

         The opinions expressed above are rendered only with respect to the specific matters discussed herein, and we express no opinion with respect to any other federal or state income tax or legal aspect of the Merger. If any of the above-dated acts, circumstances, or assumptions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Code, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change and modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion.

                                           Very truly yours,

                                           BELL, DAVIS & PITT, P.A.